Exhibit (a)(1)(iv)

Form of Letter from the Company to Shareholders
in Connection with the Company’s Acceptance of Common Shares

KENNEDY LEWIS CAPITAL COMPANY
c/o Ultimus Fund Solutions, LLC
225 Pictoria Dr., Suite 450
Cincinnati, OH 45246

[           ], 2025

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Kennedy Lewis Capital Company (the “Company”) has received and accepted for purchase your tender of common shares of beneficial interest, par value $0.01 (“Common Shares”), of the Company as of [ ], 2025.

In accordance with the terms of the tender offer, the Company will effect payment for your tendered and accepted Common Shares in cash promptly after the determination of the net asset value per share as of September 30, 2025 (or a later date determined by the Company if the tender offer is extended) is finalized. The Company may use cash on hand, cash available from borrowings and cash from the liquidation of portfolio investments to fund the payment of your Common Shares.

If you have any questions, please contact Ultimus Fund Solutions, LLC, the Company’s transfer agent, at 866-966-0157.

Sincerely,

Kennedy Lewis Capital Company